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                                                                   EXHIBIT 10.22
                        CONTINGENT COMPENSATION AGREEMENT


          This Contingent Compensation Agreement (this "Agreement") is made and entered into on the 30th day of May, 2002 by and between Fairfax Inc., a Wyoming corporation ("Fairfax Inc."), and Program Brokerage Corporation, a Delaware corporation ("PBC").

          WHEREAS, upon the closing (the "Closing") of the transactions contemplated by the Stock Purchase Agreement dated as of December 31, 2001, entered into by and between Fairfax Inc. and Kaye Group Inc., a Delaware Corporation (the "Stock Purchase Agreement"), Old Lyme Insurance Company of Rhode Island, Inc., a Rhode Island-domiciled insurance company ("Old Lyme"), will be a direct, wholly owned subsidiary of Fairfax Inc.;

          WHEREAS, Old Lyme and PBC have entered into an Underwriting Services Agreement effective as of January 1, 2002 (the "Underwriting Agreement"), pursuant to which, inter alia, PBC agrees to offer New Programs and Existing Programs (each, as defined in the Underwriting Agreement) to Old Lyme;

          WHEREAS, Fairfax Inc. desires to compensate PBC, for the business produced by PBC and written directly, or assumed, by Old Lyme pursuant to the Underwriting Agreement if, and for so long as, such business is profitable, subject to the terms and conditions hereof; and

          WHEREAS, the execution of this Agreement is a condition precedent to the Closing.

          NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Fairfax Inc. and PBC agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

A.   Capitalized terms used herein shall have the meanings set forth below:

     "Accident Year" means the period from January 1 to December 31 each year. The presentation of underwriting results for an Accident Year represents Earned Premiums and Incurred Losses on all claims arising from occurrences during such period.

     "Acquisition Costs" means commission expenses, fronting fees or other such charges paid or payable by Old Lyme to PBC in connection with direct business placed by PBC with Old Lyme or to any insurers from which Old Lyme is assuming business in connection with a Program managed by PBC pursuant to the Underwriting Agreement, including the Commission (as defined therein).

     "Contingent Compensation" means sixty five percent (65%) of the Underwriting Profit or Underwriting Loss for each Accident Year.

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     "Contingent Compensation Statement" means the written report to be prepared by Old Lyme reporting the Underwriting Profit or Underwriting Loss and the Contingent Compensation: (i) with respect to property and Umbrella SIR insurance, as of the end of each calendar quarter and Accident Year; and
     (ii) with respect to casualty insurance (other than Umbrella SIR insurance), as of the end of each Accident Year. The Contingent
     Compensation Statement shall be substantially in the form attached hereto as Exhibit A.

     "Earned Premiums" means gross earned premium net of return premium, less ceded reinsurance premiums earned by Old Lyme on all direct and assumed business placed by PBC during the Accident Years subject to the Underwriting Agreement.

     "General and Administrative Expenses" means all expenses incurred by Old Lyme including, but not limited to, premium taxes, salaries, rent, utilities, furniture, fixtures, inspection fees, information technology, telecommunications, postage, boards and bureaus, licenses, legal and auditing expenses, administrative services fees, provisions for or write-offs of uncollectible premiums and reinsurance recoverables to the extent not recorded as a reduction of Earned Premiums or increase in Incurred Losses, and all other overhead. Without limiting the generality of the foregoing, "General and Administrative Expenses" shall include any costs, fees, expenses, judgments, settlements or other charges to Old Lyme arising from claims by any third parties in connection with the Program business produced by PBC and written directly, or assumed, by Old Lyme pursuant to the Underwriting Agreement.

     "Incurred Losses" means all losses and allocated and unallocated loss adjustment expenses paid and incurred, including IBNR (net of reinsurance), relating to business placed by PBC and written directly, or assumed, by Old Lyme pursuant to the Underwriting Agreement. The IBNR included in the Incurred Losses shall be calculated by Old Lyme and reviewed by an independent third-party actuary on an annual basis.

     "Umbrella SIR" means the Policies issued or assumed by Old Lyme under Existing Programs and New Programs pursuant to which Old Lyme "buys back" an insured's deductible or self-insured retention under an umbrella policy.

     "Underwriting Loss" has the meaning set forth in Article II(B)(1) hereof.

     "Underwriting Profit" has the meaning set forth in Article II(B)(1) hereof.

B. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement.


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                                   ARTICLE II

                             CONTINGENT COMPENSATION

A. Contingent Compensation Payments. Fairfax Inc. shall pay to PBC an amount equal to the Contingent Compensation as calculated by or on behalf of Old Lyme in accordance with Section B of this Article II. The parties hereby expressly agree that, if, at any time, the total amount of all dividends declared and paid by Old Lyme to Fairfax Inc. in accordance with the insurance laws of Old Lyme's state of domicile (which dividends, for greater certainty, may be ordinary or extraordinary or both) is less than the amount of Contingent Compensation due to be paid to PBC at such time, Fairfax Inc. may elect to defer payment of any amount of Contingent Compensation (the amount so deferred being the "Deferred Compensation Amount"); provided, however, that the Deferred Compensation Amount (i) shall not exceed the amount of the dividend shortfall; and (ii) until so paid, shall accrue interest beginning on the business day immediately following the day on which such Contingent Compensation payment is due at the rate of interest as publicly announced from time to time by Old Lyme's principal bank as its "prime rate" in effect for such business day.

B.   Contingent Compensation Calculations; Timing of Payments.

     1. The Underwriting Profit of Old Lyme relating to the business produced by PBC shall be determined on an Accident Year basis, separately for each of (a) property and Umbrella SIR lines, and (b) casualty lines, each on a GAAP basis, and shall be an amount equal to: Earned Premiums less the sum of (i) Incurred Losses; (ii) Acquisition Costs; and (iii) General and Administrative Expenses. In the event that such calculation results in a value less than zero, such amount shall be referred to as the "Underwriting Loss."

     2. Fairfax Inc. shall pay to PBC the Contingent Compensation calculated in accordance with paragraph 3 of this Section B attributable to business produced by PBC having an inception date on or after January 1, 2002 (or, in the case of business having an inception date prior to January 1, 2002, in respect of the portion of such business for which premium is earned on or after January 1, 2002) and written directly, or assumed, by Old Lyme pursuant to the Underwriting Agreement. If the sum of the Underwriting Profits or Underwriting Losses of all open Accident Years for all lines is a net Underwriting Loss as of the end of the applicable calculation period, there shall be no payment due to PBC by Fairfax Inc., and the amount of any such net Underwriting Loss shall be carried forward and applied against any Underwriting Profit reported on the Contingent Compensation Statement of succeeding periods until offset in full by a subsequent Underwriting Profit.


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     3.   The Contingent Compensation shall be calculated and payable as set forth below:

          (a) Property Insurance and Umbrella SIR Business. With respect to property insurance and Umbrella SIR business, the Contingent Compensation shall be payable at such time, and in such amount, as set forth below:

               (i) Within forty-five (45) days following the end of each of the first three calendar quarters and within ninety (90) days following the end of the first calendar year in respect of each Accident Year: seventy-five percent (75%) of the Contingent Compensation reported on the Contingent Compensation Statement for such period. The calculation of the Contingent Compensation shall be performed on a year-to-date basis, with payment by Fairfax Inc. for the most recent quarter equal to: the product of (x) the most recent Contingent Compensation calculation, and (y) 0.75, less (z) the sum of all previous payments of Contingent Compensation amounts for the current Accident Year.

               (ii) Within ninety (90) days following the end of the second calendar year in respect of each Accident Year: the product of (x) the most recent Contingent Compensation calculation, and (y) 0.90, less (z) the sum of all payments made pursuant to Item (i) above; provided, however, that, after reduction for net Underwriting Losses carried forward as provided herein, such calculation produces an Underwriting Profit.

               (iii) Within ninety (90) days following the end of the third calendar year in respect of each Accident Year: the sum of
                     (x) the most recent Contingent Compensation calculation, less (y) the sum of all payments made pursuant to Items (i) and (ii) above, subject to the application of any Underwriting Losses carried forward.

               (iv) The Contingent Compensation for each Accident Year shall be recalculated as of each subsequent calendar year-end until such time as all claims have been settled and, in each instance, shall be payable within ninety (90) days following the end such calendar year-end.

          (b) Casualty Insurance. With respect to casualty insurance (including, but not limited to, commercial multi-peril and business owner policies), the Contingent Compensation shall be payable at such time, and in such amount, as set forth below:

               (i) Twenty five percent (25%) of the Contingent Compensation shall be calculated and payable no later than seventy five
                     (75) days following the end of each of the following periods: (i) the subject Accident Year; (ii) the first year following the end of the subject


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                    Accident Year; (iii) the second year following the end of
                    the subject Accident Year; and (iv) the third year following the end of the subject Accident Year. Each payment after the initial calculation shall be based upon the Accident Year results as subsequently calculated.

               (ii) The Contingent Compensation for each Accident Year shall be recalculated as of each subsequent year-end until such time as all claims have been settled.

          (c) Further Adjustments. If, at any time, the net payment due for all lines and Accident Years combined (with respect to both property insurance and Umbrella SIR business and casualty insurance), valued at any December 31, is greater than the aggregate amount of the Contingent Compensation payments previously paid by Fairfax Inc. in connection with all subject Accident Years, Fairfax Inc. shall pay to PBC the additional amount, subject to Fairfax Inc.'s election to defer any amount of each payment in the event of a dividend shortfall as provided in Section A of this Article II. If the net payment due for all lines and Accident Years combined (with respect to both property insurance and Umbrella SIR business and casualty insurance), valued at December 31, is less than the payments previously paid by Fairfax Inc. in connection with all Accident Years, PBC shall pay the difference to Fairfax Inc.

          (d) Exclusion of Certain Expenses. In calculating the Contingent Compensation, Old Lyme shall not include as an expense (either as part of an administrative expense or otherwise) any charges incurred by Old Lyme, either directly or indirectly, for outside legal fees of Old Lyme that Old Lyme has incurred in negotiating, drafting or otherwise working on this Agreement or any of the following agreements prior to the Effective Date: (1) Claims Services Agreement by and between Old Lyme and Claims Administration Corporation, made and entered into as of January 1, 2002; (2) Administrative Services Agreement by and between United States Fire Insurance Company and Old Lyme, made and entered into as of January 1, 2002; (3) Administrative Services and Cost Allocation Agreement by and between Old Lyme and Kaye Group, made and entered into as of January 1, 2002; (4) Stock Purchase Agreement; and (5) the Underwriting Agreement.

          (e) Delivery of Information. The information necessary to prepare the Contingent Compensation Statement in respect of each Accident Year (with respect to both property insurance and Umbrella SIR business and casualty insurance) shall be delivered to Old Lyme, or to such affiliate of Old Lyme as Fairfax Inc. may direct, no less than 15 days prior the date on which the Contingent Compensation to which such Statement relates is due to be paid.

          (f) Review of Contingent Compensation Calculations. PBC shall have the right to review each Contingent Compensation calculated by or on behalf of


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               Old Lyme pursuant to this Article II.B and set forth in a
               Contingent Compensation Statement.

C. Form and Method of Payments. All payments due hereunder shall be disbursed to PBC or Fairfax Inc., as the case may be, by wire transfer in immediately available funds to an account to be designated in writing by the party receiving such payment.


                                   ARTICLE III

                              TERM AND TERMINATION

The term of this Agreement shall be continuous unless terminated as provided in the following sentence. This Agreement shall terminate automatically and immediately upon termination of the Underwriting Agreement for any reason; provided, however, that all payments that would otherwise be required to be made pursuant to this Agreement shall continue to be made in such amounts, and at such times, as provided herein.


                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

A. Cooperation. The parties shall cooperate in a commercially reasonable manner in order that the obligations of the parties hereunder will be effectively, efficiently and promptly discharged. Fairfax Inc. shall, and shall cause Old Lyme to, at all reasonable times, during their respective normal business hours, make available to PBC properly authorized personnel of Fairfax Inc. or Old Lyme for the purpose of consultation and decision and information as may be reasonably required by PBC. PBC shall: (i) promptly respond to any question from Old Lyme and persons authorized by it or by any regulator with respect to the accounts and records maintained in accordance with the terms of this Agreement; and (ii) assist and cooperate with Old Lyme's auditors and regulators in the conduct of any audit or examination of Old Lyme's financial condition and results of operations; and (iii) at all reasonable times, during its normal business hours, make available to Fairfax Inc. or Old Lyme properly authorized personnel of PBC for the purpose of consultation and decision and information as may be reasonably required by Fairfax Inc. or Old Lyme.

B. Reasonableness. The parties will act reasonably and in good faith on all matters within the terms of this Agreement.

C. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. This Agreement is not assignable except by operation of law or by written consent of the parties hereto.

D. Amendments and Waivers. This Agreement may be amended at any time by an agreement in writing between the parties. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver


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     thereof. Nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

E. Entire Agreement. This Agreement constitutes the entire contract between the parties with respect to the subject matter hereof and there are no understandings between the parties as to the Services to be provided other than as expressed in this Agreement. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement and signed by all parties.

F. No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

G. Governing Law. This Agreement shall be interpreted and governed by the laws of the State of New York, without giving effect to the conflict of laws provisions of such jurisdiction.

H. Invalidity. Unless the invalidity or unenforceability of any provision or portion hereof frustrates the intent of the parties or the purpose of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions hereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision, to the extent declared unenforceable, shall be stricken. However, in the event any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified.

I. Dispute Resolution. In the event of an alleged breach of this Agreement or any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement, or any part thereof (each, a "Dispute"), the parties agree to work together in good faith to resolve the matter internally by escalating to higher levels of management of the parties and to senior management of Fairfax Financial Holdings Limited and then, if necessary, to submit the matter to arbitration in the manner described below. No Dispute will be submitted to arbitration during such internal dispute process. The duration of such process will not exceed sixty (60) days starting upon the written notification of a Dispute from one party to the other. In any event, any party may stop the internal dispute resolution procedure whenever it, in good faith, determines that the procedure is no longer appropriate to resolve the Dispute. Notwithstanding the foregoing, PBC hereby acknowledges that nothing set forth in this Section (I) shall be construed as limiting the ability of Old Lyme to suspend, withdraw or terminate all or any part of the authority of PBC pursuant to the Underwriting Agreement.

     In the event a Dispute is not resolved pursuant to the preceding paragraph, such Dispute shall be referred to a Board of Arbitration (the "Board") of two (2) arbitrators and an umpire. The members of the Board shall be U.S. citizens and shall be active or retired disinterested officers of insurance or reinsurance companies.


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     1.   One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration. The other party shall respond, within thirty (30) days, advising of its arbitrator.
          The umpire shall thereafter be chosen by the two (2) arbitrators. In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby. The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire. If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set forth above. Each party shall submit its case to the Board within thirty (30) days from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

     2. The sittings of the Board shall take place in New York, New York, unless otherwise agreed by the parties hereto. The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The Board is released from all judicial formalities and may abstain from the strict rules of evidence. The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board's hearings, unless the parties consent to an extension. Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction. Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

     3. Each party shall bear the fees and expenses of the arbitrator elected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.

J. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile transmission to the appropriate facsimile number on Appendix A or, if mailed, three days after the date of deposit in the United States mails, to the appropriate address on Appendix A. Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

K. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

L. Non-exclusivity. Nothing herein shall be deemed to grant PBC an exclusive right to provide services to Old Lyme, and Old Lyme retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services as have been requested by Old Lyme pursuant to this Agreement; provided, however, that, during the Term of this Agreement, Producers shall be the exclusive providers of Services to Old Lyme with respect to Existing Programs.


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M.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.









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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate by their respective officers duly authorized to do so, as of the date and year first above written.

FAIRFAX INC.


By: /s/ Bradley P. Martin
    ----------------------------------
    Bradley P. Martin
    Vice President



PROGRAM BROKERAGE CORPORATION


By: /s/ Michael P. Sabanos
    ----------------------------------
    Name:
    Title: